Exhibit 99.1
Wayfair Names Andrea Jung to its Board of Directors
Former Fortune 500 CEO and Women’s Empowerment Visionary Joins Online Home Furnishings Leader
BOSTON, Mass. - May 18, 2018 - Wayfair (NYSE:W), one of the world’s largest online destinations for the home, today announced that Andrea Jung, the former chairman and chief executive officer of Avon Products, Inc., has been elected to Wayfair’s board of directors. Currently president and chief executive officer of Grameen America, Jung leads the fastest growing microfinance organization in the United States, serving low-income women entrepreneurs with access to financial capital, training, and support. Jung was the longest serving female chief executive in the Fortune 500 and is widely respected as a trailblazer for women’s empowerment. Jung currently serves on the boards of Apple Inc. and Unilever NV.
“We are honored to welcome Andrea to the Wayfair board,” said Niraj Shah, CEO, co-founder and co-chairman, Wayfair. “Andrea brings a unique perspective and a wealth of global experience to our leadership team, drawing upon her accomplished career as a chief executive and as a true visionary for women’s issues. I am confident that Wayfair will benefit greatly from her insights and expertise. We look forward to Andrea’s perspective and guidance as we continue to drive Wayfair’s rapid growth and ongoing success as the number one retailer for home.”
During her tenure at Avon, Jung was responsible for developing and expanding the company’s global brands to more than one hundred countries. Jung has been lauded globally for her dedication to empowering women through her pursuit of public-private partnerships. Under her leadership, the Avon Foundation for Women raised and awarded nearly $1 billion to support health and empowerment causes, becoming the largest women-focused corporate philanthropy around the world. In 2010, Jung received the Clinton Global Citizen Award for her visionary leadership in solving pressing global issues.
“I am delighted to join Niraj and Steve and the entire Wayfair team at such an exciting point in the company’s evolution,” said Jung. “As an intensely customer-focused organization rooted in a strong culture of innovation, Wayfair is well positioned to capture the lion’s share of a massive market category globally. I look forward to contributing to Wayfair’s ongoing success and momentum as the company continues to transform the way people shop for their homes.”
Jung previously served on the boards of General Electric and Daimler AG. She is a graduate of Princeton University.
About Wayfair
Wayfair believes everyone should live in a home they love. Through technology and innovation, Wayfair makes it possible for shoppers to quickly and easily find exactly what they want from a selection of more than 10 million items across home furnishings, décor, home improvement, housewares and more. Committed to delighting its customers every step of the way, Wayfair is reinventing the way people shop for their homes - from product discovery to final delivery.
The Wayfair family of sites includes:

•	Wayfair, an online destination for all things home

•	Joss & Main, where beautiful furniture and finds meet irresistible savings

•	AllModern, unbelievable prices on everything modern

•	Birch Lane, a collection of classic furnishings and timeless home décor

•	Perigold, unparalleled access to the finest home décor and furnishings

Wayfair generated $5.2 billion in net revenue for the twelve months ended March 31, 2018. Headquartered in Boston, Massachusetts with operations throughout North America and Europe, the company employs more than 8,700 people.
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Media Relations Contact:
Jane Carpenter, 617-502-7595
PR@wayfair.com

Investor Relations Contact:
Joe Wilson
IR@wayfair.com